PURCHASE AGREEMENT,

dated as of July 29, 2005,

between

BRAND INTERMEDIATE HOLDINGS, INC.,

as the Company,

and

the Persons Listed on Schedule I Hereto,

as the Initial Purchasers,

for Preferred Stock

ARTICLE II	PURCHASE AND SALE OF PREFERRED STOCK	9
SECTION 2.1.	Purchase Commitment	9
SECTION 2.2.	Closing	9

ARTICLE III	CONDITIONS TO CLOSING	9
SECTION 3.1.	Initial Purchaser’s Conditions	9
SECTION 3.2.	Company’s Conditions	11

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE INITIAL PURCHASERS	18
SECTION 5.1.	Organization; Authority	18
SECTION 5.2.	Authorization; No Conflicts	18
SECTION 5.3.	Consents and Approvals	18
SECTION 5.4.	No Brokers or Finders	18
SECTION 5.5.	Legal Proceedings	18
SECTION 5.6.	Private Offering	19
SECTION 5.7.	Accredited Investor	19
SECTION 5.8.	Restriction on Resale	19
SECTION 5.9.	Due Diligence	19
SECTION 5.10.	Source of Funds	19

ARTICLE VII	EVENTS OF NONCOMPLIANCE	24
SECTION 7.1.	Events of Noncompliance	24
SECTION 7.2.	Remedies	25

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of July 29, 2005, between BRAND INTERMEDIATE HOLDINGS, INC., a Delaware corporation (the åCompany") and the Persons listed on Schedule I hereto (each, together with their Affiliates, being an "Initial Purchaser", and collectively, the "Initial Purchasers").

W I T N E S S E T H:

WHEREAS, the Company has authorized the sale to the Initial Purchasers, and the Initial Purchasers are willing severally (but not jointly) on the terms and conditions hereinafter set forth (including Article III) to purchase on the Closing Date the Preferred Stock set forth on Schedule I hereto;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.   Defined Terms. The following terms (whether or not italicized) when used in this Agreement, or any of the Schedules hereto, including the preamble and recitals hereto, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

"Acquisition" means the acquisition of substantially all of the assets and the assumption of certain of the liabilities of Aluma pursuant to the Asset Purchase Agreement.

"Affected Holder" has the meaning ascribed to such term in Section 6.8.

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership or voting securities, by contract or otherwise.

"Agreement" means, on any date, this Purchase Agreement as originally in effect and as thereafter from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and in effect on such date.

"Aluma" means Aluma Enterprises, Inc., a corporation organized under the laws of Canada.

"Applicable Law" means, relative to any Person, (x) all provisions of laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

"Approval" means, relative to any Person, each consent, waiver, approval, order, or authorization of, or registration or filing with, or notification to any Governmental Authority required on the part of the Company in connection with the execution and delivery of this Agreement or the compliance by the Company with any of the provisions hereof or thereof, except for (i) the filing of the Restated Certificate with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries does business; (ii) such filings and approvals as may be required by any Federal and/or state securities laws; and (iii) Approvals which if not obtained would not reasonably be expected to have a Material Adverse Effect.

"Asset Purchase Agreement" means the asset purchase agreement, dated as of May 19, 2005, among Brand Services and Aluma.

"Bankruptcy Law" is defined in Section 7.1(e).

"Brand Services" means Brand Services, Inc., a Delaware corporation.

"Brand Services Capital Contribution" means the contribution of $30,000,000 to the capital of Brand Services by the Company on the date hereof.

"Brand Services Capital Contribution Documents" means each of the agreements, documents and instruments executed in connection with the Brand Services Capital Contribution.

"By-laws" means the By-laws of the Company, as amended, amended and restated or otherwise modified from time to time.

"Business Day" means any day, excluding, however, a Saturday, Sunday and each legal holiday on which banks are authorized or required to close in New York, New York.

"Capital Stock" means, relative to any Person, any and all shares, partnership or membership interests, participations, rights or other equivalents (however designated) of corporate stock, including (w) capital shares of such Person (whether voting or non-voting), (x) if such Person is a partnership, capital partnership interests (whether general or limited), (y) any other indicia of ownership of such Person and (z) all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or any claims of any character with respect thereto.

"Closing" is defined in Section 2.2.

"Closing Date" means July 29, 2005.

"Closing Documents" is defined in Section 3.1(b)(iii).

"Closing Financial Statements" means (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company, Brand Services and Aluma for the fiscal year ended December 31, 2004 and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company, Brand Services and Aluma for each subsequent fiscal quarter ended 45 days before the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Company" is defined in the preamble.

"Company Intellectual Property Rights" is defined in Section 4.12(c).

"Disclosure Schedule" means Schedule II hereto.

"Employee Benefit Plan" means all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all severance pay, vacation pay, awards, salary continuation, sick leave, retirement or deferred compensation, retention, change in control, bonus or other incentive compensation, stock or other equity-related award, restricted stock, stock purchase, stock option, phantom stock, employee loan programs, insurance or hospitalization or fringe benefit programs, arrangements or practices as to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) other than any Multiemployer Plan.

"Environmental Law" means any applicable foreign, federal, state or local statute, regulation, ordinance, court order or decision or other legal requirement in effect as of the Closing relating to the protection of human health from pollution, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Safe Drinking Water Act (41 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the regulations promulgated pursuant thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is treated as a single employer with such Person under Section 4001(b)(1) of ERISA.

"Event of Noncompliance" is defined in Section 7.1.

"Exempt Affiliate Transactions" means the transactions (a) related to the sale and issuance of the Preferred Stock contemplated hereby (including, without limitation, the payment of related fees and expenses and (b) set forth on Schedule III hereto.

"Financial Statements" is defined in Section 4.4.

"Financing Documents" shall mean the Senior Financing Documents, the Senior Subordinated Note Financing Documents and any other contract, agreement or instrument pursuant to which any Funded Indebtedness of the Company or any of its Subsidiaries is issued or governed, as subsequently amended or otherwise modified.

"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"Funded Indebtedness" means, without duplication, (a) indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations relating to the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) obligations as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (e) all obligations under letters of credit (other than undrawn letters of credit), surety or performance bonds or similar instruments (other than relating to trade payables incurred in the ordinary course of business or other customary ordinary course liabilities such as in connection with workers’ compensation insurance funds), (f) indebtedness of any Person secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that, to the extent such indebtedness is limited in recourse to the assets securing such indebtedness, the amount of such indebtedness shall be limited to the amount of the fair market value of such assets), (g) obligations under direct or indirect guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (a) through (f) above, and (h) accrued but unpaid interest, fees, penalties and the like outstanding in respect of any of the foregoing; provided, however, that Funded Indebtedness shall not include (w) indebtedness, whether evidenced by notes or otherwise, of the Company to any of its Subsidiaries or of any such Subsidiary to the Company or to another Subsidiary of the Company.

"GAAP" is defined in Section 1.4.

"Governmental Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Hazardous Material" means any form of substance, material, waste or other matter which is defined, characterized or regulated under any Environmental Law as "hazardous," "toxic," "a contaminant," "a pollutant," "carcinogenic," or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos and polychlorinated biphenyls.

"herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement refer to this Agreement as a whole and not to any particular Article, Section, paragraph or provision of this Agreement.

"Holder" means any holder of Preferred Stock.

"including" means including without limiting the generality of any description preceding such term.

"Indemnitee" is defined in Section 8.3(b).

"Initial Purchaser" is defined in the preamble.

"Institutional Investor" means (a) any original purchaser of Preferred Stock and (b) any commercial bank, trust company, savings and loan association or other financial institution, any pension fund, any investment company, any insurance company, any broker or dealer or any similar financial institution or entity, regardless of legal form, which would qualify as a "qualified institutional advisor" under Rule 144A of the Securities Act of 1933, as amended.

"Intellectual Property Rights" means any and all rights under trademark (including service marks), trade name, patent, trade secret, know-how, copyright law or any other statutory provision or common law doctrine.

"Knowledge of the Company" or the "Company’s Knowledge" means, at any time and relative to any matter, the actual knowledge which any director or officer of the Company would have (x) for purposes of all matters pertaining to the Company and its Subsidiaries, based upon the negotiation and delivery of the Transaction Documents to which the Company is a party and the consummation of the transactions described therein, and (y) for any other purpose, based on the actual knowledge of such authorized officer or director.

"Liabilities" is defined in Section 4.6.

"Lien" means any lien, pledge, mortgage, deed or trust, security interest, charge, claim, option (including any right of first refusal or the like), restriction on transfer or any other encumbrance of any kind or nature whatsoever, including, without limitation, any agreement to give any of the foregoing in the future.

"Material Adverse Effect" means (a) a material adverse effect upon the business, results of operations, properties, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole) or (b) the material impairment of the ability of the Company to perform its obligations hereunder.

"Material Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether oral or written, to which the Company or any of its Subsidiaries is a party and which either (a) require payments by, or upon a breach thereof would result in Liability of, the Company or any of its Subsidiaries in excess of $1,000,000 or (ii) which (A) in the year ended December 31,  2004 generated or (B) is expected to generate in any fiscal year thereafter, revenues to the Company or any of its Subsidiaries (including rental, licensing or similar revenues) in excess of $1,000,000.

"Multiemployer Plan" means all multiemployer plans within the meaning of Section 3(37) of ERISA as to which the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, has any obligation or liability (contingent or otherwise).

"or" is not exclusive.

"Owned Property" is defined in Section 4.10.

"Parent" means Brand Holdings, LLC, a Delaware limited liability company and the parent of the Company.

"Patriot Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

"Patriot Act Disclosures" means all documentation and other information which any Holder reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.

"Permit" means any license, franchise, permit or other similar authorization of any Governmental Authority.

"Permitted Exceptions" means (i) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business consistent with past practice for sums not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in accordance with GAAP; (iii) zoning, entitlement and other land use regulations by any Governmental Authority; (iv) Liens securing Funded Indebtedness, including Funded Indebtedness outstanding under, or permitted by, the Financing Documents; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances incurred in the ordinary course of business and not incurred in connection with the incurrence of any Funded Indebtedness, which do not materially detract from the value of or materially interfere with the present or intended use of any property or asset subject thereto or affected thereby.

"Person" means any natural person, corporation, firm, association, partnership, limited liability partnership, limited liability company, unincorporated organization, government, trust, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Preferred Stock" is defined in Section 2.1 of this Agreement.

"PTE" is defined in Section 5.10(a).

"Purchase Price" is defined in Section 2.2.

"QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

"Requisite Holders" means, as of any date of determination, holders of at least a majority of the issued and outstanding Preferred Stock at such time.

"Restated Certificate" means, the Second Amended and Restated Certificate of Incorporation of the Company, in substantially the form of Exhibit A. .

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Financing Documents" shall mean the Senior Loan Agreement and each other Loan Document (as defined in the Senior Loan Agreement).

"Senior Loan Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of July 29, 2005, among Brand Services, Credit Suisse, JPMorgan Chase Bank, N.A. and the lenders listed therein.

"Senior Subordinated Note Financing Documents" shall mean, collectively, (i) the Indenture, dated as of October 16, 2002, between Brand Services and The Bank of New York Trust Company of Florida, N.A., in respect of the 12% Senior Subordinated Notes due 2012 issued by Brand Services; and each of the Registration Rights Agreement (as defined in such Indenture) and the Purchase Agreement, among Brand Services, Credit Suisse and J.P. Morgan Securities Inc., as the initial purchasers of such Senior Subordinated Notes and (ii) the Indenture, dated as of October 16, 2002, between the Company and The Bank of New York Trust Company of Florida, N.A., in respect of the 13% Senior Subordinated Payment-In-Kind Notes due 2013 issued by the Company and the Purchase Agreement, among the Company, the Parent, and each of the JPMP Holders (as defined therein), other than JP Morgan Partners, LLC, as the initial purchasers of such Payment-In-Kind Senior Subordinated Notes.

"Significant Holder" means (i) each Holder which is an Initial Purchaser and (ii) each other Holder holding Preferred Stock having an aggregate Liquidation Value (as defined in the Restated Certificate) of at least $9,000,000.

"Significant Subsidiary" means any Subsidiary of the Company which would qualify as a "Significant Subsidiary" pursuant to Section (w) of Regulation S-X of the Securities Act of 1933, as amended.

"Source" is defined in Section 5.10.

"Subsidiary" means, relative to any specified Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such specified Person; for purposes of clarification, unless otherwise expressly provided or the context otherwise requires, the term "Subsidiary" shall be deemed to be a reference to a Subsidiary of the Company.

"Tax" means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, windfall profits, real or personal property, social security (or similar), unemployment, excise, severance, stamp, occupation and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a).

"Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

"Transactions" means, collectively, the transactions contemplated by this Agreement, the Brand Services Capital Contribution Documents, the Asset Purchase Agreement and the Senior Financing Documents.

"Transaction Documents" means this Agreement, the Asset Purchase Agreement, the Senior Financing Documents, the Brand Services Capital Contribution Documents and each other agreement executed in connection therewith, in each case, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Transaction Fee" means a fee paid to JPMorgan Partners or one of its Affiliates in an amount not to exceed $600,000.

"2004 Balance Sheet" is defined in Section 4.6.

SECTION 1.2.   Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule or any notice or other communication delivered from time to time in connection with this Agreement.

SECTION 1.3.   Cross References. Unless otherwise specified, references in this Agreement to any Article or Section are references to such Article or Section of this Agreement, and unless otherwise specified, references in any Article, Section or definition to any item or clause are references to such item or clause of such Article, Section or definition.

SECTION 1.4.   Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein shall be interpreted, all accounting determinations and computations hereunder or thereunder for periods after the Closing Date shall be made and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with generally accepted accounting principles (subject, however, in the case of financial information as at the close of any period other than a Fiscal Year, to the absence of footnotes and normal year-end adjustments) as in effect on the date hereof consistently applied in the United States of America for all applicable periods ("GAAP").

ARTICLE II

PURCHASE AND SALE OF PREFERRED STOCK

SECTION 2.1.   Purchase Commitment. Each Initial Purchaser hereby agrees, subject, however, to the terms and conditions of this Agreement (including Article III), to purchase from the Company, and the Company hereby agrees to sell to each such Initial Purchaser, at the Closing the number of shares of Series A Preferred Capital Stock (collectively, the "Preferred Stock") set forth opposite such Initial Purchaser’s name on Schedule I for the aggregate purchase price also set forth opposite such Initial Purchaser’s name on such Schedule I.

SECTION 2.2.   Closing. The purchase of the Preferred Stock hereunder shall take place at a closing (the "Closing") at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, NY 10019, at 10:00 a.m., local time, on the Closing Date. At the Closing, the Company will deliver to each Initial Purchaser such amount of Preferred Stock set forth opposite each such Initial Purchaser’s name on Schedule I against payment by each Initial Purchaser to the capital of the Company of cash in the amount set forth opposite each such Initial Purchaser’s name on Schedule I hereto (the "Purchase Price").

ARTICLE III

CONDITIONS TO CLOSING

SECTION 3.1 Initial Purchaser’s Conditions. The obligations of each Initial Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to, at or concurrently with the Closing, of all of the following conditions:

(a)   Organization Documents and Good Standing Certificates. Each Initial Purchaser shall have received:

(i)   a copy of the Restated Certificate, certified by the Secretary of State of the State of Delaware, dated not more than twenty (20) days prior to the Closing Date; and

(ii)   a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated not more than twenty (20) days prior to the Closing Date.

(b)   Officer’s Certificate. Each Initial Purchaser shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Company in the form of Exhibit B:

(i)   attaching a true and complete copy of the Restated Certificate and the By-laws;

(ii)   certifying that the Restated Certificate and the By-laws are in full force and effect;

(iii)   certifying (A) as to the name, titles and true signatures of the officers of the Company authorized to sign this Agreement and all of the agreements, instruments and documents relating hereto and thereto (collectively, this Agreement, the Restated Certificate and all such other agreements, instruments and documents being, the "Closing Documents"), (B) that attached thereto is a true, accurate and complete copy of the resolutions of the Board of Directors (or equivalent) of the Company, duly adopted at a meeting or by unanimous written consent of such Board of Directors, authorizing the execution, delivery and performance of the Closing Documents, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of the Board of Directors or any committee thereof relating to the subject matter thereof, (C) that the Closing Documents are in the form approved by its Board of Directors in the resolutions referred to in clause (B) above and (D) that the shareholders of the Company have approved the adoption of the Restated Certificate;

(iv)   certifying that all conditions to funding under the Senior Financing Documents have been satisfied in all material respects; and

(v)   certifying as to the satisfaction of the conditions set forth in clause (c) below.

(c)   Representations and Warranties; Satisfaction of Conditions. The representations and warranties of the Company contained in Article IV hereof and in the other Closing Documents shall be true on and as of the Closing Date, in all material respects, both before and immediately after giving effect to the transactions contemplated hereby; and the Company shall have performed all agreements and satisfied all conditions required under this Agreement and the other Closing Documents to be performed or satisfied by it on or before the Closing Date.

(d)   Patriot Act Disclosures. Each Initial Purchaser shall have received all Patriot Act Disclosures requested by it prior to execution of this Agreement.

(e)   Fees and Expenses. The Company shall have paid the reasonable fees, charges and disbursements of special counsel to the Initial Purchasers that are due in connection with this Agreement.

(f)   Sale of Preferred Stock. The Company shall have sold to all of the Initial Purchasers the Preferred Stock to be purchased by them at the Closing and shall have received payment in full therefor.

(g)   Consummation of the Transactions. The Acquisition and the other Transactions shall be consummated simultaneously with the consummation of the purchase of the Preferred Stock pursuant to Section 2.1 in accordance with Applicable Law and the Asset Purchase Agreement, without waiver or amendment of any provision thereof that could materially adversely affect the interests of any Initial Purchaser; and the Initial Purchasers shall be reasonably satisfied with the capitalization, structure (legal and otherwise) and equity ownership of the Company and Brand Services after giving effect to the Transactions. The Initial Purchasers shall have received duly executed and delivered copies of the Asset Purchase Agreement, all documents related thereto and all opinions delivered in respect of the foregoing, in each case, in form and substance satisfactory to the Initial Purchasers.

(h)   Closing Financial Statements. The Initial Purchasers shall have received the Closing Financial Statements.

(i)   Material Adverse Effect. The Initial Purchasers shall be satisfied that there has been no Material Adverse Effect since December 31, 2004.

(j)   Authorizations. All requisite material Governmental Authorities and third parties shall have approved or consented to each of the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action that has restrained or prevented any of the Transactions.

(k)   Documents. The Initial Purchasers shall have received full and complete copies of all of the following, each duly executed and delivered by the party or parties thereto: (1) the Senior Financing Documents and the other Transaction Documents, and (2) such other agreements, instruments, certificates and documents as such Initial Purchaser may reasonably request.

SECTION 3.2.   Company’s Conditions. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to, at or concurrently with the Closing, of all of the following conditions:

(a)   Payment of the Purchase Price. Each Initial Purchaser shall have paid its Purchase Price for its Preferred Stock to the Company by means of wire transfer of immediately available funds to such account as the Company may designate in writing to such Initial Purchasers at least one (1) Business Day prior to the Closing (or such lesser period of time as the Company may consent to in writing).

(b)   Transaction Documents. The Company shall be satisfied that all transactions contemplated by or in connection with the Transaction Documents shall have been consummated in accordance with the terms thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce each Initial Purchaser to enter into this Agreement and to purchase the Preferred Stock to be purchased by each such Initial Purchaser hereunder, the Company represents and warrants as follows (and, for all purposes of this Agreement, all of such representations and warranties shall be understood to be made by the Company on (and only on) the date of execution and delivery of this Agreement by the Company and the Closing Date).

SECTION 4.1.   Organization, Power, Authority, etc. The Company is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority and holds all requisite Approvals to own and hold its property and to conduct its business substantially as currently conducted by it. The Company has full power and authority to enter into and perform its obligations under this Agreement and the Restated Certificate and to issue the Preferred Stock to be issued by it hereunder.

SECTION 4.2.   Due Authorization. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and under the Restated Certificate, and the issuance of the Preferred Stock by the Company hereunder have been duly authorized by all necessary action, do not and will not require any Approval, do not and will not conflict with, result in any violation of, or create any Lien under, any provision of the Restated Certificate, the By-laws or any Applicable Law or any agreement or instrument to which the Company is a party or may otherwise be bound.

SECTION 4.3.   Validity, etc. This Agreement and the Restated Certificate constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject, however, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

SECTION 4.4.   Financial Information. Each of the financial statements together with the related notes (the "Financial Statements") included in Brand Services’ Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, as amended (a) complied as to form in all material respects, as of its date of filing with the SEC, with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP as in effect on the date thereof and (c) fairly present in all material respects in conformity with GAAP as in effect on the date thereof the consolidated financial position of Brand Services and its consolidated Subsidiaries as of and at the dates indicated in such Form 10-Ks, and the consolidated results of operations and the consolidated cash flows of Brand Services and its consolidated Subsidiaries for the periods specified in such Form 10-Ks.

SECTION 4.5.   Company Assets and Liabilities; Material Adverse Effect. The Company’s only asset is the Capital Stock of Brand Services. At all times prior to the Closing, the Company carried on no business or operations other than holding the Capital Stock of Brand Services. There has been no Material Adverse Effect since December 31, 2004.

SECTION 4.6.   Undisclosed Liabilities. Except as would not reasonably be expected to result in a Material Adverse Effect, neither Brand Services nor any of its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (collectively, "Liabilities") that would have been required to be reflected in, reserved against or otherwise described on the consolidated balance sheet of Brand Services as of December 31, 2004, as set forth in the Annual Report on Form 10-K of Brand Services for the year ended December 31, 2004, as amended (the "2004 Balance Sheet"), in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the 2004 Balance Sheet or the notes thereto.

SECTION 4.7.   Litigation, etc. Except as set forth on Item 4.7 of the Disclosure Schedule ("Litigation, Etc."), no litigation, arbitration or governmental investigation or proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, if adversely determined, would (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or hinder the consummation of the transactions contemplated by this Agreement.

SECTION 4.8.   Capitalization. After giving effect to the transactions contemplated to occur on the Closing Date pursuant to this Agreement, the Company will have a capitalization as set forth in Item 4.8 ("Capitalization") of the Disclosure Schedule. The Preferred Stock to be issued hereunder has been duly authorized for issuance and, when sold and delivered against payment therefor as provided herein, will be validly issued, fully paid and non-assessable and will be free and clear of all preemptive rights and Liens except as otherwise provided herein or in the Restated Certificate and will be entitled to the respective voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are set forth with respect thereto in the Restated Certificate. Except as set forth in the Restated Certificate and in such Item 4.8, the Company does not have outstanding any Capital Stock or securities convertible into or exchangeable for any of its Capital Stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock. Except as set forth on such Item 4.8, none of the Company or any of its Subsidiaries has entered into an agreement to register any of its securities under the Securities Act.

SECTION 4.9.   Government Regulation. Neither the Company nor any of its Subsidiaries is (x) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (y) subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or any Applicable Law limiting its ability to incur or assume indebtedness for borrowed money.

SECTION 4.10.   Title to Properties. The Company and each of its Subsidiaries (x) has good and valid fee title to all of the real property which it purports to own (the "Owned Property"), free and clear of all Liens, leases, subleases, rights of use or the like other than Permitted Exceptions and (y) valid leasehold estates in all real property leased by such Person, free and clear of all Liens other than Permitted Exceptions, in each case other than as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11.   Material Contracts. Except as set forth on Item 4.11 of the Disclosure Schedule ("Material Contracts"), with respect to each Material Contract to which any of the Company or any of its Subsidiaries is a party, neither the Company nor any of its Subsidiaries, as the case may be, is in material breach or default under such Material Contract (nor does there exist any condition that, with notice or lapse of time or both, could cause such a material breach or default thereunder), nor has the Company or any such Subsidiary received any written notice of any such breach or default thereunder, except to the extent such breaches or defaults would not, taken as a whole, reasonably be expected to result in a Material Adverse Effect.

SECTION 4.12.   Patents, Trademarks, etc.

(a)   All Company Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries are owned by the Company or one of its Subsidiaries free and clear of all Liens other than Permitted Exceptions and the Company or such Subsidiary, as the case may be, has unfettered rights to use and license such Company Intellectual Property Rights, subject to Applicable Law, except to the extent the failure to own such Company Intellectual Property Rights free and clear of all Liens or the inability to use or license such Company Intellectual Property Rights would not be reasonably expected to result in a Material Adverse Effect.

(b)   With respect to all other Intellectual Property Rights licensed, used or held by the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, has unfettered rights to use and license such Intellectual Property, subject to Applicable Law, and there are no ongoing royalties or other payments due from the Company or any such Subsidiary with respect to such Intellectual Property Rights, except to the extent the inability to use or license such Intellectual Property Rights, or the inability to pay such royalties or other payments, would not be reasonably expected to result in a Material Adverse Effect.

(c)   As of the date hereof there is no legal proceeding pending with respect to any Intellectual Property Rights owned by the Company or any of its Subsidiaries (collectively, "Company Intellectual Property Rights") and neither the Company nor, to the Knowledge of the Company, any such Subsidiary, has received any written notice of any threatened legal proceedings with respect thereto, except for any legal proceeding which would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.13.   Taxes. Except as would not be reasonably expected to result in a Material Adverse Effect:

(a)   All federal income Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any extensions of time in which to make such filings). All such Tax Returns were correct and complete in all material respects; provided, that for purposes of this Section 4.13, any inaccuracy in any Tax Return to the extent that the consequence of such inaccuracy is a reduction in the amount of a net operating loss or other tax attribute, shall not be considered a material inaccuracy. All amounts that are shown due from the Company on such Tax Returns with respect to the periods covered thereby have been fully and timely paid or are adequately provided for on the Financial Statements in accordance with GAAP. All material Taxes which the Company was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purposes.

(b)   All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering or including the Company or any of its Subsidiaries have been fully paid or are adequately provided for in the Financial Statements in accordance with GAAP. As of the date of this Agreement, to the Knowledge of the Company, there are no Tax audits or investigations by any taxing authority in progress, nor has the Company received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

SECTION 4.14.   Employee Benefits; ERISA.

(a)   Except as would not reasonably be expected to have a Material Adverse Effect, none of the Employee Benefit Plans is subject to Title IV of ERISA.

(b)   Except as would not reasonably be expected to have a Material Adverse Effect, each of the Employee Benefit Plans and its related trust intended to qualify under Sections 401 and 501(a) of the Code so qualifies and, except as disclosed on Item 4.14(b) of the Disclosure Schedule ("Determination Letters; Qualification"), is the subject of a favorable determination letter which covers all changes to the plan for which the remedial amendment period (within the meaning of section 401(b)) has expired and, except as disclosed on Item 4.14(b) of the Disclosure Schedule ("Determination Letters; Qualification"), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(c)   Except as would not reasonably be expected to have a Material Adverse Effect and except as disclosed on Item 4.14(c) of the Disclosure Schedule ("Required Payments"), all payments (including contributions) required by Applicable Law or by the terms of any Multiemployer Plan, Employee Benefit Plan or any agreement relating thereto have been timely made (including any valid extension).

(d)   Except as would not reasonably be expected to have a Material Adverse Effect, there are no legal proceedings pending or threatened in writing against any Employee Benefit Plan, the assets of any trust under any Employee Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Benefit Plan with respect to the administration or operation of such plans.

(e)   Except as would not reasonably be expected to have a Material Adverse Effect, each of the Employee Benefit Plans has been maintained in accordance with its terms and all Applicable Law.

(f)   Except as would not reasonably be expected to have a Material Adverse Effect, there have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable.

(g)   Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries has any liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(h)   Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries would have no liability if a complete withdrawal occurred with respect to each Multiemployer Plan immediately after the Closing Date. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Multiemployer Plans:

(i)   all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law;

(ii)   none of the Company or any of its ERISA Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; and

(iii)   none of the Company or any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under section 412 of the Code, or that any such plan is or may become insolvent.

(i)   The execution and delivery of this Agreement and the purchase of Preferred Stock contemplated hereby will be exempt from, or will not involve any transaction which is subject to, the prohibitions of Section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or for which a tax could be imposed pursuant to Section 4975 of the Code. The representation in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in Section 5.10.

SECTION 4.15.   Environmental Matters. Except as set forth in the Brand Services filings with the SEC or as would not reasonably be expected to result in a Material Adverse Effect:

(a)   The Company and each of its Subsidiaries is and since (and including) September 18, 1996 has been, complying with all Environmental Laws which compliance includes the possession and maintenance of all Permits required by Environmental Laws which are material for the operation of the business of the Company and each of its Subsidiaries. Prior to September 18, 1996, the Company and each of its Subsidiaries complied in all material respects with all Environmental Laws.

(b)   Neither the Company nor any of its Subsidiaries is a party to any legal proceeding nor, to the Knowledge of the Company, is any legal proceeding threatened, against the Company or any of its Subsidiaries, that, in either case, asserts or alleges that the Company or any of its Subsidiaries is in violation of, or has potential Liability under, any Environmental Law which could reasonably be expected, either individually or when aggregated with all like legal proceedings, to result in the Company or any of its Subsidiaries incurring Liability and neither the Company nor any of its Subsidiaries is subject to any outstanding order, injunction, judgment, decree, ruling, writ, assessment or arbitration award arising out of any Environmental Law, which would require unbudgeted capital or other expenditures.

(c)   There are no Liabilities of the Company or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or to any Hazardous Material, and, to the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances which could be reasonably be expected to result in or be the basis of any such Liability under Environmental Laws.

This Section 4.15 represents the sole and exclusive representation regarding environmental matters.

SECTION 4.16.   Subsidiaries, etc. The Company has no Subsidiaries other than the Persons listed on Item 4.16(b) of the Disclosure Schedule ("Subsidiaries").

SECTION 4.17.   Disclosure. This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein not misleading. There is no fact or facts peculiar to the Company or, to the Knowledge of the Company, Brand Services or any of their respective Subsidiaries, which is reasonably likely to result in a Material Adverse Effect and which has not been set forth in this Agreement, the Disclosure Schedule, or the Financing Documents (including, in each case, all schedules and exhibits thereto).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INITIAL PURCHASERS

To induce the Company to enter into this Agreement and to issue and sell the Preferred Stock to be issued and sold by the Company hereunder, each Initial Purchaser severally represents and warrants to the Company and each of the other Initial Purchasers as follows (and, for all purposes of this Agreement, all of such representations and warranties shall be understood to be made by each such Initial Purchaser on (and only on) the date of execution and delivery of this Agreement by such Initial Purchaser and the Closing Date).

SECTION 5.1.   Organization; Authority. If such Initial Purchaser is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. If such Initial Purchaser is a partnership or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. If such Initial Purchaser is a natural Person, then it has the legal capacity to enter into, and to be bound by, this Agreement. Such Initial Purchaser has the requisite authority to enter into and perform its obligations under this Agreement.

SECTION 5.2.   Authorization; No Conflicts. The execution, delivery and performance of this Agreement by such Initial Purchaser has been duly and validly authorized by all necessary action on the part of such Initial Purchaser. This Agreement has been duly executed and delivered by such Initial Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligations of such Initial Purchaser, enforceable against such Initial Purchaser in accordance with its terms, subject, however, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the enforceability of the rights of creditors generally. The execution, delivery and performance of this Agreement by such Initial Purchaser will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the organizational documents of such Initial Purchaser or any Applicable Law.

SECTION 5.3.   Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Initial Purchaser is required to be made, obtained or given by the Company in connection with the execution, delivery and performance of this Agreement.

SECTION 5.4.   No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of such Initial Purchaser or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the transactions contemplated hereby or thereby.

SECTION 5.5.   Legal Proceedings. There is no litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of such Initial Purchaser, threatened against or affecting such Initial Purchaser that individually or when aggregated with one or more other such litigations, arbitrations or governmental investigations or proceedings has or might reasonably be expected to have a material adverse effect on such Initial Purchaser’s ability to execute, deliver and perform this Agreement.

SECTION 5.6.   Private Offering. Such Initial Purchaser is acquiring the Preferred Stock being purchased by it hereunder for its own account and not with a view to the resale or distribution thereof.

SECTION 5.7.   Accredited Investor. Such Initial Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 5.8.   Restriction on Resale. Such Initial Purchaser understands and acknowledges that the Preferred Stock being purchased by such Initial Purchaser hereunder have not been registered for sale under any federal or state securities law by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Initial Purchaser’s representations set forth herein, and that such Preferred Stock must be held indefinitely unless subsequently registered or an exemption from such registration is available.

SECTION 5.9.   Due Diligence. Such Initial Purchaser has had an opportunity to ask questions to and receive answers from the Company and management of Brand Services concerning the terms of the Company’s offering of the Preferred Stock hereunder and the business, management, operations and finances of Brand Services and its Subsidiaries. Such Initial Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its investment in the Preferred Stock. Notwithstanding the foregoing provisions of this Section 5.9, nothing set forth in this Section 5.9 shall be deemed to diminish the effectiveness of, or the reliance of such Initial Purchaser on, the representations and warranties made by the Company in this Agreement.

SECTION 5.10.   Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Initial Purchaser to pay the purchase price of the Preferred Stock:

(a)   the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with such Initial Purchaser’s state of domicile;

(b)   the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Initial Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(c)   (i) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), (ii) no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, (iii) the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, (iv) neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (v) the identity of such QPAM and the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c);

(d)   the Source is a governmental plan;

(e)   the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

(f)   the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

If any Initial Purchaser identifies a plan pursuant to paragraphs (b), (c) or (e) above, the Company shall deliver a certificate on the Closing Date to such Initial Purchaser, which certificate shall state (x) whether it is a party in interest or a "disqualified person" (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b) or (e) above, or (y) with respect to any plan, identified pursuant to paragraph (c) above, whether it or any "affiliate" (as defined in Section V(c) of the QPAM Exemption) has, at such time or during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plans. As used in this Section 5.10, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

ARTICLE VI

COVENANTS

For so long as the Preferred Stock issued and sold by the Company hereunder remain outstanding, the Company covenants and agrees that it will perform and observe the following covenants and provisions and will cause each of its Subsidiaries to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

SECTION 6.1.   Compliance with Laws. The Company will comply with, and will cause each of its Subsidiaries to comply with, all Applicable Laws, except where noncompliance therewith would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.2.   Inspection Rights. Subject to Section 8.12, the Company will, and will cause its Subsidiaries to, permit any Significant Holder (or any legal or financial representative thereof), at such Holder’s expense, to examine the books and records of the Company and its Subsidiaries at the Company’s and its Subsidiaries’ premises and permit any such Significant Holder to meet, and to discuss the business affairs, finances and accounts of the Company and its Subsidiaries with any of their respective officers and directors; provided, that, (a) such examinations and discussions are conducted at reasonable times and intervals during normal business hours and upon reasonable prior notice to the Company and its Subsidiaries, (b) such examinations and discussions shall not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business and (c) except for Initial Purchasers, no Significant Holder shall be entitled to engage in more than one such examination and discussion in any fiscal year of the Company or within 30 days of any such examination or discussion conducted by any other Holder; provided that, upon the occurrence and during the continuance of an Event of Noncompliance, this clause (c) shall not be in effect, and any such examination during the period when an Event of Noncompliance is continuing shall be at the Company’s expense.

SECTION 6.3.   Limitations on Restrictions on Distributions from Subsidiaries. Except as may be required under or permitted by the Financing Documents, the Company will not permit any of its Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of the Company’s Subsidiaries to (a) pay dividends or make any other distribution on such Subsidiary’s Capital Stock or pay any indebtedness or other obligations of such Subsidiary to the Company, (b) make any loans or advances to the Company or (c) transfer any of such Subsidiary’s property or assets to the Company; provided that the Company will not, and will not permit any of its Subsidiaries to, consent or otherwise agree, directly or indirectly, to any extension of the term of the Financing Documents, whether as a result of an amendment, modification, refinancing or otherwise, or otherwise enter into any new Financing Documents after the date hereof, if, as a result of such extension (or such new Financing Documents), any such consensual encumbrance or restriction contained in such Financing Documents would remain in effect and prohibit, in whole or in part, the Company’s ability at any time on or after October 16, 2014 to manditorily redeem the Preferred Stock pursuant to the Restated Certificate.

SECTION 6.4.   Limitations on Transactions with Affiliates. Except for Exempt Affiliate Transactions, the Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction with any stockholder, director, officer or employee of the Company, or with any member of the family or any Affiliate of any such Person, except for transactions the terms of which are no less favorable to the Company than the terms otherwise obtainable from an unaffiliated third party through arms-length negotiations.

SECTION 6.5.   Limitations on Line of Business. The Company will not engage in any business or conduct any operations other than the ownership of Capital Stock, including Capital Stock of Brand Services. The Company will not permit Brand Services or any of its Subsidiaries to engage in any business other than any business in which Brand Services or any of its Subsidiaries was engaged in on the Closing Date (after giving effect to the transactions contemplated by the Asset Purchase Agreement) and any business related, ancillary or complementary thereto.

SECTION 6.6.   Financial Statements. The Company will deliver to each Holder:

(a)   Quarterly Statements. Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, consolidated statements of income and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and consolidated balance sheets of the Company and its Subsidiaries as at the end of each such period, setting forth, in each case, in comparative form, figures for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by an appropriate officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to normal year-end adjustments and the absence of footnotes;

(b)   Annual Statements. Within ninety (90) days after the end of each fiscal year, consolidated statements of income and cash flows and consolidated statements of stockholders’ equity of the Company and its Subsidiaries for such year, and consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, setting forth, in each case in comparative form corresponding figures from the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by an opinion thereon of independent public accountants of recognized national standing reasonably selected by the Company to the effect that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows and have been prepared in accordance with GAAP, consistently applied, and such opinion shall be without limitation as to the scope of the audit or other qualification;

(c)   Pro Forma Financial Statements. Within seventy-five (75) days after the Closing Date, the pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be delivered pursuant to clause (ii) of the definition of Closing Financial Statements, prepared, in each case, after giving effect to each of the Transactions as if each had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(d)   SEC and Other Reports. Promptly after the same are sent, copies of all financial statements and reports which the Company or any of its Subsidiaries sends to its shareholders generally, and all financial statements and audit reports which the Company or any of its Subsidiaries is required to deliver pursuant to the Senior Loan Agreement (and any replacement thereof), other than financial statements and reports otherwise deliverable hereunder, and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Company or any such Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(e)   Officer’s Certificates. Within the periods provided in clause (a) and clause (b) above, a certificate of an appropriate officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth whether there existed as of the date of such financial statements and whether, to the Knowledge of the Company, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any matured or unmatured Event of Noncompliance and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

(f)   Projections. No later than thirty (30) days prior to the end of each fiscal year of the Company, projections of Brand Services’ and its Subsidiaries’ consolidated financial performance for the forthcoming fiscal year;

(g)   Amendments. Within thirty (30) days of any material change, modification, amendment, revision, waiver or consent to the Senior Financing Documents or Senior Subordinated Note Financing Documents, written notice thereof together with copies of all executed instruments relating thereto and such other information as may be necessary or appropriate to explain the reason for such alteration, consent or waiver;

(h)   Notices. Promptly upon the Company having obtaining knowledge of the occurrence thereof, written notice of any of the following:

(i)   the occurrence or existence of any Event of Noncompliance;

(ii)   the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect;

(iii)   any event having or which would reasonably expected to have a Material Adverse Effect; and

(i)   Requested Information. Promptly, such additional business, financial, and other information concerning the Company or any of its Subsidiaries as any Significant Holder may reasonably request (including all documentation and other information such Holder reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act).

SECTION 6.7.   Restricted Payments. The Company will not: (1) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Capital Stock, (2) purchase, redeem or otherwise acquire for value any shares of its Capital Stock, or (3) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any class of security ranking junior in priority of payment to the Preferred Stock; provided, however, that the Company may make (a) payments on and with respect to the Preferred Stock when due under the terms of the Restated Certificate and (b) repurchases or redemptions of Preferred Stock pursuant to the provisions of the Restated Certificate.

SECTION 6.8.   Amendments. The Company will not permit any amendment or other modification to this Agreement or the Restated Certificate which would adversely affect the Preferred Stock of any Holder (an "Affected Holder") in any of the following manners without the prior written consent of such Affected Holder: (1) any decrease in the amount of any payment or other distribution to such Affected Holder in respect of its Preferred Stock, (2) any extension or other delay, or any acceleration or similar change, in the time for any payment or other distribution (including in respect of any mandatory or voluntary redemption) to such Affected Holder in respect of its Preferred Stock as set forth herein or in the Restated Certificate, (3) any modification to (i) this Section 6.8, or Section 6.9 or 8.1(a) or, with respect to any rights or remedies which would arise as a result of a breach of this Section 6.8, Section 7.2 or 8.18, (ii) any term or provision of the Restated Certificate relating to the Preferred Stock or (iii) the status of such Affected Holder’s Preferred Stock as having the highest priority and preference in right of payment and distributions of all Capital Stock of the Company, (4) any issuance or creation of any series or class of Capital Stock ranking in respect of distributions or any other right of payment senior to, or pari passu with, such Affected Holder’s Preferred Stock, (5) any modification to the definitions of Change of Control, Preferred Stock or Liquidation Value, in each case as set forth in the Restated Certificate as of the date hereof, as such definitions relate to such Affected Holder’s Preferred Stock, (6) modify the limited liability of such Affected Holder in a manner adverse to such Affected Holder or otherwise impose any obligation or liability upon such Affected Holder or (7) have the effect of treating such Affected Holder disproportionately adverse, in relation to other Holders.

ARTICLE VII

EVENTS OF NONCOMPLIANCE

SECTION 7.1.   Events of Noncompliance. The occurrence of any of the following events, for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), shall constitute an "Event of Noncompliance":

(a)   the Company defaults in any payment, when due, with respect to any Preferred Stock; or

(b)   the Company fails to perform or observe any agreement, term or condition contained herein (other than matters to which clause (a) above applies) or in the Restated Certificate (solely to the extent that such agreement, term or condition relates to the Company’s obligations to the Holders) and such failure shall not be remedied within forty-five (45) days after the Company has received notice or otherwise has actual knowledge thereof; or

(c)   any representation or warranty made by the Company herein or any writing furnished to the Holders in connection herewith shall be false in any material respect on the date as of which made; or

(d)   the Company or any of its Significant Subsidiaries makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(e)   any decree or order for relief in respect of the Company or any its Significant Subsidiaries is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

(f)   the Company or any of its Significant Subsidiaries petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or such Subsidiary, or of any substantial part of the assets of the Company or such Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States, or any proceedings relating to the Company or such Subsidiary under the Bankruptcy Law of any other jurisdiction or any involuntary proceeding under any Bankruptcy Law shall be commenced and continue unstayed and in effect for more than 60 consecutive days.

SECTION 7.2.   Remedies. Upon the occurrence of any Event of Noncompliance and during the continuance thereof, any Holder may proceed to protect and enforce its rights under this Agreement and the Restated Certificate by exercising such remedies as are available to such Holder in respect thereof under Applicable Law (all such remedies being cumulative and non-exclusive), either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the Restated Certificate; provided, however, that the foregoing terms of this Section 7.2 shall not be construed to provide any Holder the right upon the occurrence of an Event of Noncompliance to require the redemption of such Holder’s Preferred Stock prior to the time required for any redemption thereof under the terms of the Restated Certificate.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.   Waivers, Amendments, etc.

(a)   Subject to Section 6.8 hereof, the provisions of this Agreement may from time to time be amended, waived or otherwise modified, if such amendment, waiver or modification is in writing and consented to by the Company and the Requisite Holders.

(b)   No failure or delay on the part of the Company or any Holder in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company or any Holder in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or any Holder under this Agreement shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 8.2.   Notices. All notices and other communications provided to any party hereto under this Agreement shall be in writing and addressed or delivered to it at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if sent by mail or courier and properly addressed and prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

SECTION 8.3.   Indemnification; Expenses, Etc.

(a)   The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Initial Purchasers, including the reasonable fees, charges and disbursements of one special counsel for all Initial Purchasers, in connection with the preparation of this Agreement and the other Closing Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) any stamp or similar taxes which may be determined to be payable in connection with the execution, delivery or performance of this Agreement and the other Closing Documents or any modification, amendment or alteration of the terms or provisions of this Agreement and the other Closing Documents and any issue taxes in respect of the issuance of any Preferred Stock hereunder to the Initial Purchasers and (iii) all out-of-pocket expenses incurred by the Holders including the fees, charges and disbursements of one special counsel for all Holders, in connection with the enforcement or protection of its rights in connection with the Closing Documents, including its rights under this Section, or in connection with the Preferred Stock issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Preferred Stock.

(b)   The Company shall indemnify the Holders and each of their respective Affiliates (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnitee is a party thereto), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery or performance of this Agreement or any other Closing Document or the consummation of the transactions contemplated hereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates) or to the extent such damages constitute special, indirect or consequential damages (as opposed to direct or actual damages); and provided further that, for the purposes of the foregoing proviso, the Company and its Subsidiaries shall be deemed not to be Affiliates of any Holders.

(c)   All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.4.   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.5.   Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

SECTION 8.6.   Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Company and the Initial Purchasers and be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 8.7.   Entire Agreement. This Agreement and the Restated Certificate constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 8.8.   Governing Law; Jurisdiction. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND ANY ACTION, COMPLAINT, PETITION, INVESTIGATION, SUIT OR OTHER PROCEEDING, WHETHER CIVIL OR CRIMINAL, IN LAW OR IN EQUITY, OR BEFORE ANY ARBITRATOR OR GOVERNMENTAL AUTHORITY, WHETHER CONTRACTUAL OR NON-CONTRACTUAL, INSTITUTED BY ANY PARTY WITH RESPECT TO MATTERS ARISING UNDER OR IN CONNECTION WITH OR IN RESPECT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE NEGOTIATION, EXECUTION, INTERPRETATION, COVERAGE, SCOPE, PERFORMANCE, BREACH, TERMINATION, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES, EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR ARE GOVERNED AS A MATTER OF CONTROLLING LAW BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF THE RESPECTIVE PARTIES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS FOR ITSELF AND ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK OR ANY STATE COURT SITTING IN THE COUNTY OF NEW YORK (AND OF THE APPROPRIATE APPELLATE COURTS) WITH RESPECT TO ANY ACTION SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE LAID THEREIN AND AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY ARISING UNDER, OUT OF, IN RESPECT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY FURTHER IRREVOCABLY ACCEPTS FOR ITSELF AND ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, SERVICE OF PROCESS PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND THE RULES OF ITS COURTS, AND DESIGNATES AND APPOINTS THE INDIVIDUALS IDENTIFIED IN OR PURSUANT TO SECTION 8.9 HEREOF TO RECEIVE NOTICES ON ITS BEHALF, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH ACTION, COMPLAINT, PETITION, INVESTIGATION, SUIT OR OTHER PROCEEDING, WHETHER CIVIL OR CRIMINAL, IN LAW OR IN EQUITY, OR BEFORE ANY ARBITRATOR OR GOVERNMENTAL AUTHORITY, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE DESIGNATED AGENT OF EACH PARTY AT ITS ADDRESS PROVIDED IN SECTION 8.9; PROVIDED THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF THE SERVICE OF SUCH PROCESS. IF ANY AGENT SO APPOINTED REFUSES TO ACCEPT SERVICE, THE DESIGNATING PARTY HEREBY AGREES THAT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT IN THE APPLICABLE JURISDICTION MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS PROVIDED IN SECTION 8.9. EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH SERVICE SHALL BE EFFECTIVE AND BINDING IN EVERY RESPECT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT EXPRESSLY OTHERWISE PROVIDED IN SECTION 8.9.

SECTION 8.9.   Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) on the third Business Day after being mailed by certified mail, return receipt requested, (iii) the next Business Day after delivery to a recognized overnight courier, or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile (and shall also be transmitted by facsimile to the Persons receiving copies thereof), to the parties at the following addresses or facsimile numbers (or to such other address and facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Brand Holdings, LLC
c/o JPMorgan Partners
1221 Avenue of the Americas, 39th Floor
New York, New York 10020
Facsimile:
Attention:

with a copy to:

Brand Intermediate Holdings, Inc.
c/o JPMorgan Partners
1221 Avenue of the Americas, 39th Floor
New York, New York 10020
Facsimile:
Attention:

with a copy to (which shall not constitute notice):

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019-5820
Facsimile: (212) 849-5525
Attention: Mark S. Wojciechowski

If to any Initial Purchaser, at the address set forth under such Initial Purchaser’s name on the signature pages hereto.

SECTION 8.10.   Waiver of Jury Trial. EACH OF THE INITIAL PURCHASERS AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY INITIAL PURCHASER OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE INITIAL PURCHASERS AND THE COMPANY ENTERING INTO THIS AGREEMENT.

    SECTION 8.11.   Successors and Assigns; Permitted Transfers. This Agreement shall bind and inure to the benefit of the Company and the Holders and their respective successors and permitted assigns. Upon the transfer of any Preferred Stock purchased hereunder in accordance with the terms hereof, the transferee shall be bound by, and entitled to the benefits of, this Agreement and the Restated Certificate with respect to such Preferred Stock in the same manner as the transferring Holders. Any term or provision hereof or of the Restated Certificate to the contrary notwithstanding, Holders who are not Initial Purchasers may not, without the prior written consent of the Company and a majority in interest of the Initial Purchasers, assign, transfer or otherwise convey any Preferred Stock (or rights or interests in Preferred Stock) held by them, except to (a) Affiliates (x) which are controlled by such Holders and (y) as to which at the time of such assignment or transfer, such Holder presently intends to maintain ownership of such Affiliate or (b) any Initial Purchaser; provided, however, that, with respect to any assignment or transfer of Preferred Stock by any Holder (including any assignment or transfer of rights or interests in any Preferred Stock by any Holder), the assignee or transferee thereof shall agree in writing to be bound by the terms and provisions of this Agreement, including Section 8.12, as if such assignee or transferee was a signatory hereto.

SECTION 8.12.   Confidentiality. For the purposes of this Section 8.12, "Confidential Information" means information delivered to any Holder by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Holder as being confidential information of the Company; provided that such term does not include information that (a) was publicly known or otherwise known to such Holder prior to the time of such disclosure and not subject to a confidentiality agreement of which such Holder was aware, (b) subsequently becomes publicly known through no act or omission by such Holder or any person acting on such Holder’s behalf, (c) otherwise becomes known to such Holder other than through disclosure by the Company and is not subject to this or another agreement of confidentiality or (d) constitutes financial statements delivered to such Holder hereunder that are otherwise publicly available. Each Holder will maintain the confidentiality of such Confidential Information in accordance herewith, provided that such Holder may deliver or disclose Confidential Information to (i) such Holder’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Holder’s Preferred Stock and other interests in the Company), (ii) such Holder’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section as if they were parties hereto, (iii) any Institutional Investor to which such Holder sells or offers to sell any Preferred Stock or any part thereof or any participation therein, provided such sale is permitted hereunder and such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section as if it was a signatory hereto), (iv) any federal or state regulatory authority having jurisdiction over such Holder if such authority has requested such information and upon advice of counsel, such information must be delivered to such authority without requiring such authority to be bound by this Section, (v) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Holder’s investment portfolio or (vi) any other Person to which such delivery or disclosure may be necessary or appropriate to effect compliance with any Applicable Law, including in respect of any subpoena or legal process.

SECTION 8.13.   Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever (including, without limitation, third party beneficiary rights) under or by reason of this Agreement or by Applicable Law. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

SECTION 8.14.   Severalty of Obligations. The sales of the Preferred Stock to the Initial Purchasers hereunder are to be several sales, and the obligations of the Holders under this Agreement are several obligations. Except as otherwise expressly provided herein, no failure by any Holders to perform its obligations under this Agreement shall relieve any other Holders or the Company of any of its obligations hereunder, and no Holders shall be responsible for the obligations of, or any action taken or omitted by, any other Holders hereunder.

SECTION 8.15.   Survival of Representations and Warranties. All representations and warranties of the Company contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the Closing Date.

SECTION 8.16.   Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Noncompliance if such action is taken or such condition exists or (ii) in any way prejudice an attempt by any Holder to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in an Event of Noncompliance.

SECTION 8.17.   Further Assurances. The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of a Significant Holder to carry out the provisions and purposes of this Agreement and the other Closing Documents.

SECTION 8.18.   Specific Performances; Remedies. Damages in the event of breach of this Agreement or any other Closing Document by the Company would be difficult or impossible to ascertain and it is therefore agreed that the Holders, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof and thereof, and the Company hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief or lack of proof of actual damages. The existence of the rights under this Section will not preclude the Holders from pursuing any other right or remedy which may be available at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BRAND INTERMEDIATE HOLDINGS, INC.

By:	/s/ Raymond Edwards
Raymond Edwards
Secretary

           Brand Holdings, LLC
       c/o JPMorgan Partners
1221 Avenue of the Americas, 39th Floor
New York, NY 10020
Attn:
Telecopy:

                                                                                                     INITIAL PURCHASERS:

J.P.MORGAN PARTNERS GLOBAL INVESTORS, L.P.
By: By:	JPMP Global Investors, L.P., its General Partner JPMP Capital Corp., its General Partner
By:	/s/ Christopher C. Behrens
Christopher C. Behrens
Partner

J.P.MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) L.P.
By: By:	JPMP Global Investors, L.P., its General Partner JPMP Capital Corp., its General Partner
By:	/s/ Christopher C. Behrens
Christopher C. Behrens
Partner

J.P.MORGAN PARTNERS GLOBAL INVESTORS, A. L.P.
By: By:	JPMP Global Investors, L.P., its General Partner JPMP Capital Corp., its General Partner
By:	/s/ Christopher C. Behrens
Christopher C. Behrens
Partner

J.P.MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.
By: By:	JPMP Global Investors, L.P., its General Partner JPMP Capital Corp., its General Partner
By:	/s/ Christopher C. Behrens
Christopher C. Behrens
Partner

J.P.MORGAN PARTNERS (BHCA), L.P.
By: By:	JPMP Master Fund Manager, its General Partner JPMP Capital Corp., its General Partner
By:	/s/ Christopher C. Behrens
Christopher C. Behrens
Partner

J.P.MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN), L.P.
By: By:	JPMP Master Fund Manager, its General Partner JPMP Capital Corp., its General Partner
By:	/s/ Christopher C. Behrens
Christopher C. Behrens
Partner

SCHEDULE I

Purchase Price

Name	Purchase Price	Preferred Stock
J.P. Morgan Partners Global Investors, L.P.	$4,055,373	4,055
J.P. Morgan Partners Global Investors (Cayman), L.P.	$2,035,981	2,036
J.P. Morgan Partners Global Investors A, L.P.	$623,123	623
J.P. Morgan Partners Global Investors (Cayman) II, L.P.	$227,687	228
J.P. Morgan Partners (BHCA), L.P.	$21,684,760	21,685
J.P. Morgan Partners Global Investors (Selldown), L.P.	$1,373,077	1,373